Exhibit 10.1
CERTIFICATION OF AMENDMENT AND RESTATEMENT OF THE
EXCESS BENEFIT PLAN OF
JOHNSON & JOHNSON AND AFFILIATED COMPANIES
(2022 Restatement)

This restatement of the Excess Benefit Plan of Johnson & Johnson and Affiliated Companies, effective January 1, 2022, except as otherwise provided, incorporates all amendments adopted since January 1, 1983, and includes certain other changes and clarifications. This restatement has been approved by the Pension and Benefits Committee of Johnson & Johnson.

ON BEHALF OF THE PENSION AND BENEFITS COMMITTEE OF JOHNSON & JOHNSON
Dated: 02/16/2023	/s/ Warren Luther WARREN LUTHER Member

EXCESS BENEFIT PLAN OF

JOHNSON & JOHNSON AND AFFILIATED COMPANIES
(Amended and restated effective January 1, 2022, except as otherwise provided)

THE JOHNSON & JOHNSON
EXCESS SAVINGS PLAN
(2022 Restatement)

TABLE OF CONTENTS

THE JOHNSON & JOHNSON
EXCESS SAVINGS PLAN
(2022 Restatement)

ARTICLE I - PURPOSE

1.1 The purpose of the Plan, which is intended to constitute an unfunded deferred compensation plan, is to provide its Members certain benefits that cannot be provided under the Johnson & Johnson Savings Plan by reason of the limitations of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”). Participation in the Plan is limited to a select group of management and highly compensated employees of Johnson & Johnson and its affiliates, within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

1.2 The Plan has been in effect since January 1, 1996, and was amended in 2008 to comply with the requirements of Section 409A of the Code. This restatement of the Plan, effective January 1, 2022, except as otherwise provided, incorporates all amendments adopted since January 1, 1996, and includes certain changes and clarifications.

ARTICLE II - DEFINITIONS

Whenever used herein, the following defined terms have the following meanings:

“Account” means a bookkeeping account used to record a Member’s benefit that accumulates under the Plan.

“Beneficiary” means, for a Member, the Member’s Beneficiary under the Qualified Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group” has the same meaning as under the Qualified Plan.

“Employee” means any person who is employed by the Employer and is an eligible Employee under the Qualified Plan.

“Employer” means Johnson & Johnson and the affiliated companies that are participating employers under the Qualified Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Member” means a person who is designated to participate in the Plan in the manner described in Article III and has an account under the Plan that has not been paid in full or forfeited.

“Pension Committee” means the Committee designated to administer and supervise the Qualified Plan (currently Johnson & Johnson’s Pension and Benefits Committee) or its designee.

“Plan” means the Johnson & Johnson Excess Savings Plan as set forth herein and as may be amended and restated from time to time.

“Plan Administrator” means the Pension Committee.

“Plan Year” means the 12 month period beginning on January first.

“Qualified Plan” means the Johnson & Johnson Savings Plan as in effect and amended from time to time.

“Separation from Service” means, for a Member, the Member’s “separation from service” under Code Section 409A.

“Specified Employee” means a specified employee described in Section 409A(a)(2)(B)(i) of the Code, as determined by Johnson & Johnson in accordance with Treasury Regulations Section 1.409A-1(i).

ARTICLE III - ELIGIBILITY

3.1 An Employee will automatically become a Member under the Plan if he is eligible to be a member of the Qualified Plan (determined under the terms of the Qualified Plan) and his eligible compensation under the Qualified Plan exceeds the Code Section 401(a)(17) limitation on compensation, unless the Plan Administrator determines that he is not a part of a select group of management or highly compensated employees.

3.2 Any change in a Member’s eligibility to participate under the Plan will not affect Plan benefits previously credited to the Member’s Account.

3.3 Any Employee who is ineligible or becomes ineligible to receive contributions under the Qualified Plan (whether or not he continues to maintain an account balance under the Qualified Plan) is ineligible to participate in this Plan.

ARTICLE IV – AMOUNT AND METHOD OF PAYMENT OF BENEFITS

4.1 Plan Benefit. If the employer contributions to a Member’s account under the Qualified Plan are or could be reduced or limited in any year because of the limitation imposed by Section 401(a)(17) of the Code, and assuming for these purposes that the Member participates in the Qualified Plan and contributes the maximum amount eligible to be matched by the Employer, then a benefit may accrue under this Plan in favor of the Member. Such benefit shall be credited to the Member’s Account.
4.2 Amount of Benefit. The amount of the benefit credited to a Member’s account for a pay period equals the excess of (a) over (b) where:

(a) is the maximum Employer Matching Contribution (as defined under the Qualified Plan) that would be allocated to the Member’s account under the Qualified Plan for such pay period if the Member had contributed to the Qualified Plan for such pay period the maximum amount eligible to be matched by the Employer and the provisions of the Qualified Plan were administered without regard to the limitations imposed by Section 401(a)(17) of the Code, and

(b) is the maximum Employer Matching Contribution that could be allocated to the Member’s account under the Qualified Plan for such pay period if the Member contributed to the Qualified Plan the maximum amount eligible to be matched by the Employer for such pay period, after giving effect to the limitations imposed by Section 401(a)(17) of the Code.
4.3 No Employee Contribution Required or Permitted. A Member will be entitled to a benefit under this Plan without regard to whether the Employee made any employee contributions (including any salary reduction contributions) under the Qualified Plan. No Member contribution is required or permitted under the Plan.

4.4 Earnings on Account. Amounts credited to a Member’s Account will be adjusted for deemed investment gains and losses, as if the balance of the Account were invested in an investment fund designated by the Pension Committee (without regard to the Member’s investment elections under the Qualified Plan). No Member is entitled to earnings on his Account for service prior to the date of the Member’s participation in the Plan or for any period before the applicable amount has been credited to the Member’s Account. The Pension Committee reserves the right to designate a different rate of earnings for amounts credited or to be credited under this Plan, provided that any new rate shall apply on a prospective basis only.
4.5 Vesting of Account. The benefits provided under this Plan will vest in the same manner and at the same time as Employer Matching Contributions made under the Qualified Plan. A Member’s vested percentage on any date shall be the same as his vested percentage under the Qualified Plan. If a Member terminates employment with Employer and its Controlled Group before his benefits are fully vested, the unvested portion (i.e., the Member’s Account balance times one minus his vested percentage) shall be forfeited. If the Member is rehired within five years after the forfeiture event (the Member’s termination date), the forfeited amount shall be reinstated (without any adjustment for investment earnings or losses), subject to the Plan’s rules on vesting and time and form of payment.

    4.6 Time and Form of Payment.

(1) Payment Events. Subject to Section 4.10, below (Delayed Payment Rules for Specified Employees) and paragraph (2) (Grandfathered Payment Elections), a Member’s vested Account balance (if any) shall be paid in a lump sum within 90 days after the first to occur of the following events (each, a “Payment Event”):

(a) The Member’s Separation from Service with the Employer and its Controlled Group;
(b) The Member’s death;
(c) The Member’s disability within the meaning of Section 409A(a)(2)(C) of the Code.

With respect to a Member who is on an approved absence due to long-term disability, the Employer shall determine whether a Separation from Service has occurred and whether a disability has occurred, based on the facts and circumstances.

(2) Grandfathered Payment Elections. If the Member has an Effective Grandfathered Payment Election in place and his Payment Event occurs after the Member attains age 55, the vested balance of the of the Member’s Account shall be paid in the form and at the time prescribed by the Effective Grandfathered Payment Election (subject to Section 4.10, below) (Delayed Payment Rules for Specified Employees), to the extent applicable. For this purpose, an “Effective Grandfathered Payment Election” is a binding payment election that (i) was submitted on or before December 15, 2008, (ii) was made in accordance with the Plan’s rules and procedures in place at the time of such election, including the form and timing of such election, and (iii) was made at least 12 months before the Member’s Payment Event. The Plan Administrator shall have the sole and discretionary authority to determine whether a Member has made an Effective Grandfathered Payment Election, including the effective date of such election. A Member’s Effective Grandfathered Payment Election shall be irrevocable as of December 15, 2008, and shall apply to the total value of the Member’s Account, but shall be disregarded if the Member’s Payment Event occurs before the Member attains age 55.

In all cases, the time of payment within a window prescribed hereunder shall be determined by the Plan Administrator in its sole discretion. In no event shall a Member have any influence on any determination as to the time of payment within the applicable window.

4.7 Payment to Beneficiary. Notwithstanding any other provision of the Plan, including any election made by the Member, if a Member dies prior to or following the commencement of payments to him under the Plan, his entire remaining Account balance, to the extent vested, shall be paid to his Beneficiary as soon as administratively practicable following the Member’s death (and, in any event, no later than December 31st of the first calendar year that starts after the Member’s death).

4.8 Not “Compensation” for Other Purposes. Any benefits payable under this Plan will not be considered compensation to the Member for purposes of the Qualified Plan or any other qualified retirement plan maintained by the Employer.
4.9 No Deferral of Payment. Except as provided in Section 4.6(2) with respect to a Member’s Effective Grandfathered Payment Election, a Member may not elect to defer receipt of any portion of his benefit under the Plan.
4.10 Delayed Payment Rules for Specified Employees. Notwithstanding any other provision of the Plan, no portion of a Specified Employee’s Account that accrued or became vested after December 31, 2004 (including earnings thereon) and is payable upon Separation from Service shall be paid before the earlier of the date that is six months after the Member’s Separation from Service with the Employer and its Controlled Group or the Member’s death. Any amount that would have been paid to a Specified Employee but for the six-month delay imposed by this Section 4.10 shall be paid to the Member in a single lump sum (adjusted for investment gains and losses up to the final valuation date before payment) within 30 days after the end of the required delay period.

4.11 Designated Payment Date. A payment shall be treated as being made on the designated payment date if it is actually made on the designated payment date or on a later date that is either in the same calendar year as the designated payment date or, if later, by the 15th day of the third calendar month following the designated payment date. In addition, a payment shall be treated as made on the designated payment date if it is made no more than 30 days before the designated payment date. For the avoidance of doubt, no Member shall be permitted, either directly or indirectly, to designate the taxable year of a payment under this Plan.

ARTICLE V – PLAN ADMINISTRATION

        5.1 Plan Administrator’s Powers. The Plan Administrator shall have all powers as may be necessary to carry out the provisions of the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have discretionary authority to determine eligibility for Plan benefits and the amount and payment terms thereof, to construe and interpret the Plan, and to determine all questions arising in the administration of the Plan, and the Plan Administrator may from time to time establish rules for the administration of the Plan. Actions by the Plan Administrator shall be final, conclusive and binding on all Members, Beneficiaries, and others making claims under the Plan. Individuals serving in the capacity of the Plan Administrator shall not be subject to individual liability with respect to this Plan.

        5.2 Delegation of Administrative Authority. To the extent permitted by applicable law, the Plan Administrator may designate persons to assist in carrying out its duties, and may allocate responsibilities to one or more persons as “designated administrators.” All references to the Plan Administrator shall include the Plan Administrator’s designee, unless the contrary is clearly indicated.

         5.3 Engaging Third Parties to Assist with Plan Administration. Johnson & Johnson and the Plan Administrator may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. None of the Plan Administrator, Johnson & Johnson, or any of its committees, officers, directors and employees shall be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

        5.4 Privilege. To the extent that the Plan Administrator or Johnson & Johnson or an affiliate, committee, employee, member, affiliate or representative consults with legal counsel in connection with the design or administration of the Plan, the attorney-client relationship shall be exclusively between such counsel and the party engaging counsel. No employee, former employee, Member, Beneficiary, or other individual shall be a party to such attorney-client relationship (other than to the extent such individual was involved in engaging counsel). Except as determined by the Plan Administrator or Johnson & Johnson, the party engaging counsel shall preserve all rights to maintain the confidentiality of their communications with advisers, including the attorney-client privilege, to the full extent permitted by law.

     5.5 Proof of Right to Receive Benefits. The Plan Administrator may require proof of death or disability of any Member, former Member or Beneficiary and evidence of the right of any person to receive any Plan benefit.
5.6 Tax Withholding. Johnson & Johnson may withhold (or cause to be withheld) from benefits under this Plan any taxes or other amounts that Johnson & Johnson determines are required by law to be withheld. Johnson & Johnson may deduct (or cause to be deducted) from the unpaid portion of a Member’s (or Beneficiary’s) benefit any tax that Johnson & Johnson reasonably determines to be due with respect to the benefit, and an amount sufficient to pay applicable withholding on imputed income. Alternatively, Johnson & Johnson may require the Member or Beneficiary to remit to Johnson & Johnson or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Member’s benefit, or Johnson & Johnson may withhold such amount from other compensation. Regardless of the amount withheld or reported, the Member or Beneficiary shall remain responsible at all times for paying all federal, state, local, and foreign income and employment taxes with respect to benefits under this Plan (including taxes on imputed income) except for the employer’s portion of employment taxes. In no event shall Johnson & Johnson or any employee or agent of Johnson & Johnson be liable for any interest or penalty that a Member or Beneficiary incurs by failing to make timely payments of tax.

        5.7 Claims Procedures. A Member or Beneficiary (or his duly authorized representative) who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 5.7 as a “Claimant”) may file a written request with the claims administrator designated by the Plan Administrator (the “Claims Administrator”) setting forth the claim. The Claims Administrator shall consider and resolve the claim as set forth below.

(a) Time for Response. The Claims Administrator shall render a decision within 90 days after receiving the claim; provided that if the Claims Administrator needs additional time, the period may be extended by up to 90 additional days. The Claims Administrator shall notify the Claimant of any extension and the expected response date.

        (b) Denial. If the claim is denied in whole or part, the Claims Administrator shall notify the Claimant of its decision in writing, setting forth (i) the reason(s) for such denial, (ii) reference to relevant provision(s) of this Plan on which such denial is based, (iii) a description and explanation of any additional material or information necessary for the Claimant to perfect the claim, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
(c) Request for Review. Within 60 days after receiving notice of a claim denial, the Claimant may request in writing that an appeals administrator designated by the Plan Administrator (the “Appeals Administrator”) review the determination. The Claimant may, but need not, submit written comments, documents, records, and other information relating to the claim. Upon request (and free of charge), the Claimant shall be provided reasonable access to, and copies of, all documents, records, and other information relevant to the benefit determination. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d) Time to Respond to Request for Review. The Appeals Administrator shall render a decision within 60 days after receiving the request for review; provided that if the Appeals Administrator needs additional time, the period may be extended by up to 60 additional days. The Appeals Administrator shall notify the Claimant of any extension, the reason therefor, and the expected response date. If the Appeals Administrator needs additional information, the period for reviewing the benefit determination shall be tolled until the Claimant responds to the request for additional information (or, if the Claimant fails to respond, until the Claimant’s response is due).

(e) Full and Fair Review. The Appeals Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the request for review, without regard to whether such information was submitted or considered in the initial benefit determination.

(f) Decision on Review. All decisions on review shall be final and binding with respect to all concerned parties. If the appeal is denied, the Appeals Administrator shall notify the Claimant of its decision in writing, setting forth (i) the reason(s) for the decision, (ii) reference to relevant Plan provision(s) upon which the adverse determination is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

5.8 Limitations and Forum Selection. The limitations period prescribed by the Qualified Plan (generally two years after a claim is repudiated) and the forum selection provisions of the Qualified Plan shall apply with respect to all claims under this Plan.

5.9 No Plan Assets. Benefits provided under this Plan are unfunded obligations of Johnson & Johnson. Nothing contained in this Plan shall require the Employer to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Johnson & Johnson elects to purchase individual policies of insurance on one or more of the Members to help finance its obligations under this Plan, such individual policies and the proceeds of the policies shall at all times remain the sole property of Johnson & Johnson and neither the Members whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.
5.10 Non-Duplication of Benefits. If a Member participates in another non-qualified plan which is sponsored by the Employer or a member of the Controlled Group, benefits payable under the other non-qualified plan that are attributable to the Section 401(a)(17) limits under the Qualified Plan for periods with respect to which amounts have been credited to the Member’s Account under this Plan will be reduced by the amount credited for such period (adjusted for deemed investment gains and losses) under this Plan. The decision of the Pension Committee as to duplication of benefits otherwise payable under this Plan will be final. For this purpose, if the other plan(s) have as their purpose the intent to recompense its eligible participants for amounts affected by the Code Section 401(a)(17) limits, it will be deemed a non-qualified plan regardless of the terminology employed.

ARTICLE VI—AMENDMENT AND TERMINATION

6.1 Amendment and Termination. Johnson & Johnson, through the Pension Committee, reserves the right, at any time and from time to time, including retroactively if deemed necessary or appropriate, to amend or terminate in whole or in part any or all provisions of the Plan; provided that (i) no amendment or termination shall reduce a Member’s or Beneficiary’s accrued benefit under this Plan (it being understood that a reduction under this Plan that is caused by a corresponding increase in the amount payable under the Qualified Plan shall not be treated as an impermissible reduction), and (ii) no amendment or termination shall change the time or form of payment of benefits under the Plan in a manner that results in a tax under Code Section 409A.

An amendment to, or termination of, the Qualified Plan shall not be deemed to be an amendment to this Plan, and shall not be subject to the restrictions under this Section 6.1, even if such amendment or termination affects the benefit provided under this Plan.

6.2 Payment Upon Plan Termination. To the extent permitted by Code Section 409A, benefits accrued under the Plan shall be paid upon termination of the Plan. Payments shall be made in a manner that is reasonably designed to avoid tax under Code Section 409A.

ARTICLE VII—MISCELLANEOUS

7.1 Rules of Construction. For purposes of the Plan, unless the contrary is clearly indicated by the context:
(a) The use of the masculine gender shall also include within its meaning the feminine and vice versa;

(b) The use of the singular shall also include within its meaning the plural and vice versa;

(c) The word “include” shall mean to include, but not be limited to; and

(d) The reference to a statute or section of a statue shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.
7.2 No Alienation or Transfer of Benefits. No amount payable under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Member or Beneficiary.

7.3 Section 409A Compliance. The Plan is intended to comply with the requirements of Code Section 409A, to avoid tax thereunder, and shall be administered, construed, and interpreted consistently with such intent. None of the Employer or its affiliates warrants that the Plan will comply with Code Section 409A with respect to any Member or with respect to any payment. Notwithstanding anything to the contrary in the Plan, the Pension Committee reserves the right to revise the Plan as it deems necessary or advisable, in its sole discretion, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A. In no event shall any Controlled Group member or any director, officer, or employee of a Controlled Group member (other than the Member) be liable for any additional tax, interest, or penalty incurred by a Member or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

7.4 Scrivener’s Error. An individual’s right to any benefit under the Plan shall be determined in accordance with the terms of this document; provided, however, that this document shall be applied and interpreted without regard to any scrivener’s error (as described in the next following sentence) in this document or any other document of the Plan. The determination of whether a scrivener’s error has occurred shall be made by the Pension Committee, in the exercise of its best judgment and sole discretion, based on its intent as settlor of the Plan (or, if applicable, its understanding of Johnson & Johnson’s intent as Plan sponsor), and taking into account such evidence, written or oral, as it deems appropriate or helpful. The Pension Committee is authorized to correct any scrivener’s error that it discovers in this document or in any other document of the Plan.

7.5 Return of Overpayment. If the Plan Administrator determines that an overpayment or incorrect payment or distribution has been made to a Member, spouse, Beneficiary or other person, the Plan Administrator shall take such steps as it deem appropriate under the relevant facts and circumstances to recover such payments with interest. Without limiting the generality of the foregoing, and subject to the requirements under Code Section 409A, overpayments that are not repaid, and associated interest, may be recovered by an offset against subsequent payments otherwise becoming due under the Plan. The remedies under this Section 7.5 shall not be exclusive.

7.6 Address Records. Each Member and alternate payee shall keep the Plan Administrator informed of their post office address and the post office address of their spouse or other Beneficiary. Any communication, statement or notice from the Plan Administrator or its designee addressed to a Member, spouse, Beneficiary or alternate payee at their last post office address filed with the Plan Administrator, or if no address is filed with the Plan Administrator, at the last post office address shown on the Employer’s or a member of the Controlled Group’s records, shall be binding on the Member, spouse, Beneficiary or alternate payee (as applicable) for all purposes of the Plan.

7.7 Controlling State Law. Except to the extent preempted by ERISA, this Plan shall be construed in accordance with the laws of the State of New Jersey, without regard to conflict of law provisions that might otherwise point to the law of a different jurisdiction.

7.8 No Right to Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any individual, or to suggest or create a right in any employee to be continued in employment, or as a limit of the employer’s right to discharge any employee at any time and for any reason, with or without cause.

EXHIBIT A

TRANSFER OF LIABILITIES TO
THE KENVUE EXCESS SAVINGS PLAN
Effective on a date within the first quarter of 2023, as determined by the Johnson & Johnson Pension and Benefits Committee (the “Transfer Date”), all liabilities under this Plan for active employees whose accounts under the Qualified Plan are transferred to the Kenvue Savings Plan (i.e., active employees of the Controlled Group’s Consumer Health Care Business (i.e., Kenvue Inc. and its affiliates that are part of the Consumer Health Care business)) (the “J&J Transferring Members”) shall be transferred directly to the a new plan maintained by Kenvue Inc. (the “Kenvue Excess Savings Plan”). All amounts transferred from this Plan pursuant to such transfer (“J&J Transferred Amounts”) shall thereafter be subject to the terms of the Kenvue Excess Savings Plan and the J&J Transferring Members shall have no further rights whatsoever under or with respect to this Plan. As a result of this transfer, the J&J Transferring Members shall not be entitled to any payments under this Plan and shall have no claims or rights for benefits hereunder. Nor shall they have any claims against Johnson & Johnson or any of its affiliates (other than the affiliates that are part of the Consumer Health Care business for so long as they are affiliates of Johnson & Johnson) in respect of benefits under this Plan.

The transfer described in this Exhibit A shall not be treated as a separation from service. No change shall be made to the time or form of payment of any J&J Transferred Amount unless such change is permitted by the terms of the Kenvue Excess Savings Plan and satisfies the requirements to avoid tax under Code Section 409A.

All J&J Transferred Amounts that are vested under the Plan immediately before the Transfer Date shall be fully vested under the Kenvue Excess Savings Plan. All service credited under this Plan shall count for purposes of vesting and eligibility under the Kenvue Excess Savings Plan.

Subsequent Liability Transfers

If an active employee’s accounts under the Qualified Plan are transferred after the Transfer Date to the Kenvue Savings Plan (pursuant to the provisions under the Qualified Plan for subsequent plan-to-plan transfers), then all liabilities under this Plan for such employee shall be transferred to the Kenvue Excess Savings Plan at the same time as the transfer of such employee’s accounts from the Qualified Plan to the Kenvue Savings Plan, in accordance with the principles of this Exhibit A. Such employee shall be treated as a J&J Transferring Member and such liabilities shall be treated as J&J Transferred Amounts, and all of the provisions described above with respect to the J&J Transferring Members’ rights and the J&J Transferred Amounts shall apply.